Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration on Amendment No. 2 to Form S-3 of Vaughan Foods, Inc., our report dated March 19, 2010 relating to the consolidated balance sheets of Vaughan Foods, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2009, 2008 and 2007, which report appears in the December 31, 2009 annual report on Form 10-K of Vaughan Foods, Inc. filed with the Securities and Exchange Commission.

/s/ COLE & REED, P.C.
Cole & Reed, P.C.

Oklahoma City, Oklahoma
May 6, 2010